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                                                                      EXHIBIT 12

                          MASCO HOME FURNISHINGS GROUP
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

                                                 HISTORICAL
                            -----------------------------------------------------
                                                                                           PRO FORMA
                                           DECEMBER 31,                             -----------------------
                            ------------------------------------------   JUNE 30,   DECEMBER 31,   JUNE 30,
                             1991     1992     1993     1994     1995      1996         1995         1996
                            ------   ------   ------   ------   ------   --------   ------------   --------
EARNINGS BEFORE INCOME
  TAXES AND FIXED CHARGES:
Income (loss) before
 income taxes.............  $(53.6)  $(24.1)  $(17.7)  $(17.7)  $ (9.3)   $  2.6       $ 49.7       $ 28.4
Deduct/add equity in
  undistributed (earnings)
  loss of
  fifty-percent-or-less
  owned companies.........     0.1     --       (0.1)     1.8      1.5       0.7          1.5          0.7
Add interest on
 indebtedness.............    86.0     84.1     82.7     87.1     94.8      44.5         65.6         32.4
Add one-quarter rentals...     3.6      5.4      5.5      4.8      5.4       2.6          5.4          2.6
                            ------   ------   ------   ------   ------   --------   ------------   --------
    Earnings before income
      taxes and fixed
      charges.............  $ 36.1   $ 65.4   $ 70.4   $ 76.0   $ 92.4    $ 50.4       $122.2       $ 64.1
                            ------   ------   ------   ------   ------   --------   ------------   --------
                            ------   ------   ------   ------   ------   --------   ------------   --------
FIXED CHARGES:
Interest on indebtedness..  $ 88.6   $ 84.7   $ 83.5   $ 88.2   $ 95.9    $ 45.0       $ 66.7       $ 32.9
One-quarter rentals.......     3.6      5.4      5.5      4.8      5.4       2.6          5.4          2.6
                            ------   ------   ------   ------   ------   --------   ------------   --------
                            $ 92.2   $ 90.1   $ 89.0   $ 93.0   $101.3    $ 47.6       $ 72.1       $ 35.5

Ratio of earnings to fixed
 charges..................      (a)      (a)      (a)      (a)      (a)      1.1          1.7          1.8
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(a) Earnings were insufficient to cover fixed charges by $56.1, $24.7, $18.6,
    $17.0 and $8.9 for the years ended December 31, 1991 through 1995, respectively, and by $4.7 for the six months ended June 30, 1995.